CONTACT:  Mike Walsh
                               Tandycrafts, Inc. (817) 551-9600
                               (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE          or
                               Jeff Lambert, Brian Edwards
                               Lambert, Edwards & Associates, Inc.
                               (616) 233-0500 (mail@lambert-edwards.com)


              TANDYCRAFTS ANNOUNCES LEADERSHIP CHANGES AT PINNACLE

FORT WORTH, Texas, January 18, 2000 -- Tandycrafts, Inc. (NYSE: TAC) today announced several senior management changes at its Pinnacle Art & Frame division as part of its effort to increase Pinnacle's share of the growing global market for frames, framed art and wall decor.

The Fort Worth, Texas consumer products company said Tandycrafts' President James D. Allen has been given additional responsibility as President of the Pinnacle Art & Frame division. Allen, 40, also retains his title as Chief Operating Officer of Tandycrafts.

Jeff Pecora, 40, was named Senior Vice President of Sales for Pinnacle. Pecora has been with Pinnacle for 12 years, and has been instrumental in the sales and service of several major Pinnacle customers in the mass merchandise and specialty retail channels, including Wal-Mart.

Mark W. Winkelman, 47, has been named Senior Vice President of Operations, with responsibility for distribution, logistics, systems, forecasting and planning, as well as oversight of Pinnacle's international manufacturing and sourcing. Winkelman previously served as Director of Logistics and Distribution for Tandycrafts, Inc.

Robert Howard, 52, was named Senior Vice President of Domestic Manufacturing. Howard, who has been with Pinnacle for 20 years, will continue to oversee Pinnacle's Arkansas operations, including 650,000-square feet of manufacturing capacity.

Barry Cohen, 59, was named Senior Vice President of Marketing. Cohen, who joined Pinnacle in 1997, has been instrumental in reorganizing Pinnacle's product development and marketing over the past year.

"Pinnacle has made significant strides in the past year, and these gentlemen have all played important roles," said Michael J. Walsh, chairman and chief executive officer of Tandycrafts. "With these changes, we intend to sharpen our focus on this attractive market niche in the home decor arena and accelerate Pinnacle's progress as a profitable growth company."

In the past six months, Pinnacle has consolidated its brands, opened a new manufacturing facility in Mexico, announced it would close a California facility, and centralized the unit's core business functions at the Fort Worth headquarters of Tandycrafts.

"The strategic changes at Pinnacle are allowing us to focus on the driving factors of our business: customers and products," Pinnacle President Allen said. "The centralization of core operating functions in Fort Worth has helped us leverage the corporate expertise in areas such as sourcing, logistics, finance and adminstration. This heightened focus, combined with new capabilities in design and manufacturing, are helping us better respond to retailers' needs for frame-related products that build sales at the individual store level."

To help support the focus, Pinnacle Art & Frame consolidated its frame-related products under two brand names: Pinnacle, which supplies fashion at value to mass retail channels, and the Hermitage Collection, which supplies fashion products to specialty retail channels, including bed and bath stores, department and specialty home stores, and other niche retailers.

Pinnacle also increased its commitment to design and product development with the addition of design personnel and marketing resources. Pinnacle introduced its most extensive line of new products in its history earlier this week at the 2000 International Housewares Show in Chicago.

Pinnacle Art & Frame (www.pinnacleartandframe.com) is a full-line, completely integrated wall decor supplier, satisfying the needs of all retail segments from mass merchandisers to specialty retailers. Pinnacle has the capacity to produce more than 110 million picture frames annually at its manufacturing facilities in the United States and Mexico.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

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